EXHIBIT 4.1

                            VALENCE TECHNOLOGY, INC.

James R. Akridge

Valence Technology, Inc. ("Valence"), pursuant to our executed offer letter has this day granted to you an option to purchase shares of the common stock of Valence ("Common Stock"). This option is not intended to qualify and will not be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time ("Code").

The grant hereunder is in connection with and in furtherance of Valence's compensatory benefit plan for participation of Valence's employees (including officers), directors or consultants.

The details of your option are as follows:

1.   Shares and Vesting

     a. The total number of shares of Common Stock subject to this option is 1,000,000. Subject to the limitations contained herein, this option shall be exercisable with respect to each installment shown below on or after the date of vesting applicable to such installment, as follows:


                    Number of Shares           Date of Earliest
                     (Installment)             Exercise (Vesting)


                       100,000                    July 13, 2005
                       225,000                    July 13, 2006
                        56,250                 October 13, 2006
                        56,250                 January 13, 2007
                        56,250                   April 13, 2007
                        56,250                    July 13, 2007
                        56,250                 October 13, 2007
                        56,250                 January 13, 2008
                        56,250                   April 13, 2008
                        56,250                    July 13, 2008
                        56,250                 October 13, 2008
                        56,250                 January 13, 2009
                        56,250                   April 13, 2009
                        56,250                    July 13, 2009




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2.   Exercise Price

     a. The exercise price of this option is $ 2.99 per share, being not less than the fair market value of the Common Stock on the date of grant of this option.

     b. Payment of the exercise price per share is due in full in cash (including check) upon exercise of all or any part of each installment which has become exercisable by you. Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by Valence prior to the issuance of Common Stock.

3.   Minimum Exercise

The minimum number of shares with respect to which this option may be exercised at any one time is One Thousand (1,000) except (a) as to an installment subject to exercise, as set forth in paragraph 1, which amounts to fewer than One Thousand (1,000) shares, in which case, as to the exercise of that installment, the number of such shares in such installment shall be the minimum number of shares, and (b) with respect to the final exercise of this option this minimum shall not apply. This option may be exercised for only whole shares.

4.   Registration

Notwithstanding anything to the contrary contained here, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the "Act") or, if such shares are not then so registered, Valence has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

5.   Term

     a. The term of this option commences on the date hereof and, unless sooner terminated as set forth below or in the Plan, terminates on July 13, 2015 (which date shall be no more than ten (10) years from the date this option is granted).

     b. This option shall terminate prior to the expiration of its term as follows: three (3) months after the termination of your employment with Valence or an Affiliate of Valence (as defined in the Plan) for any reason or for no reason unless:

          i. such termination of continuous employment or relationship as a director or consultant is due to your permanent and total disability (within the meaning of Section 422A(c) (7) of the Code), in which event the option shall terminate on the earlier of the termination date set forth above or one (1) year following such termination of continuous employment or relationship as a director or consultant;

          ii. such termination of continuous employment or relationship as a director or consultant is due to your death, in which even the option shall terminate on the earlier of the termination date set forth above or eighteen (18) months after your death; or

          iii. during any part of such three (3) month period the option is not exercisable solely because of the condition set forth in paragraph 4 above, in which event the option shall not terminate until the earlier of the termination date set forth above or until it shall have been exercisable for an aggregate period of three (3) months after the termination of continuous employment or relationship as a director or consultant; or

          iv. exercise of the option within three (3) months after termination of your continuous employment or relationship as a director or consultant with Valence or with an Affiliate would result in liability under Section 16(b) of the Securities Exchange Act of 1934 in which case the option will terminate on the earlier of
               (I) the termination date set forth above, (ii) the tenth (10th) day after the first date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your continuous employment or relationship as a director or consultant with Valence or an Affiliate.

     c. However, this option may be exercised following termination of continuous employment or relationship as a director or consultant only as to that number of shares as to which it was exercisable on the date of termination of continuous employment or relationship as a director or consultant under the provisions of paragraph 1 of this option.

6.   Exercise

     a. This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by Valence) together with the exercise price to the Secretary of Valence, or to such other persons as Valence may designate, during regular business hours, together with such additional documents as Valence may then require pursuant to subparagraph 5(f) of the Plan.

     b. By exercising this option you agree that Valence may require you to enter an arrangement providing for the cash payment by you to the company of any tax withholding obligation of Valence arising by reason of: (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise.


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7.   Non-Transferable

This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of the option are then registered under the Act or, if such shares are not then so registered, Valence has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

8.   No Employment Contract

This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of Valence, or of the company to continue your employment with Valence. In the event that this option is granted to you in connection with the performance of services as a consultant or director, references o employment, employee and similar terms shall be deemed to include the performance of services as a consultant or a director, as the case may be, provided, however, that no rights as an employee shall arise by reason of the use of such terms.

9.   Notice

Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by Valence to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate to written notice to Valence.

10.  Subject to Plan

This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of paragraph 5 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

Dated: July 13, 2005
Valence Technology, Inc.



By:  /s/ Kevin W. Mischnick
     -------------------------------------------------------
     Kevin W. Mischnick
     Duly authorized on behalf of the Board of Directors



The undersigned optionee acknowledges:

          i. receipt of the foregoing option grant and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in this option grant and the Plan; and

          ii. that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and Valence and its Affiliates regarding the acquisition of stock in Valence and supersedes all prior oral and written agreements on that subject.



/s/ James R. Akridge
-------------------------------
James R. Akridge
Optionee


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